UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2009

Intermec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

(425) 265-2400
(Registrant's telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.      2009 Management Incentive Compensation Plan

On March 31, 2009, the Compensation Committee of our Board of Directors established the 2009 Management Incentive Compensation Plan (“MICP”) which sets forth performance goals and targets for bonuses for calendar year 2009 for certain officers and other employees, including our Named Executive Officers named in our 2008 proxy statement (“NEOs”).

Payments of bonuses under the MICP are made annually only.

The performance goals and weight factors applicable under the MICP are as follows:
•           Achievement of Operating Profit versus Revenue, 50% weighting
•           Achievement of Operating Profit versus Average Invested Capital, 50% weighting

Each NEO is assigned an individual target opportunity for MICP payments, ranging from 50% to 100% of his or her actual 2009 base salary.  The target percentage opportunity under the MICP for each NEO is the same as it was in 2008, which was reported in our Current Report on Form 8-K dated February 19, 2008 and is incorporated herein by reference.  The target percentage opportunity for our Chief Financial Officer, Robert J. Driessnack, is 60% of his base salary.

For purposes of the MICP, “Average Invested Capital” has the same meaning as “Invested Capital” as described below under the 2009-2011 PSU Program.

2.      2009-2011 Award Period Under the 2008 Long Term Performance Share Program

On March 31, 2009, the Compensation Committee of our Board of Directors established the 2009-2011 performance measures under our 2008 Long-Term Performance Share Program (“PSU Program”), which is a program under our 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”).

The PSU Program was established in May 2008 after stockholder approval of the 2008 Omnibus Plan, and is comparable to a similar program under our 2004 Omnibus Incentive Compensation Plan, the predecessor plan to the 2008 Omnibus Plan. The Committee establishes target awards of Performance Share Units (“PSUs”) at the beginning of each three-year award period. Participants, who include our NEOs, are assigned individual target opportunities for PSU Program payouts and receive payouts in the form of common stock at the end of the three-year period, in an amount dependent on the degree to which the assigned targets were achieved during an assigned performance period.  Participants can earn from 0% to 200% of their target PSU award depending on whether the Company's performance is below, at or above target.

The performance goals and weight factors applicable to participants under the 2009-2011 PSU Program performance period differ from prior years’ and are as follows:
•           Achievement of Diluted Earnings per Share from continuing operations, 50% weighting
•           Achievement of Return on Invested Capital, 50% weighting.

“Return on Invested Capital” is defined as business operating profit divided by the average of the 13 month-end amounts of Invested Capital (December of the preceding year and twelve months in the current year).  “Invested Capital” is defined as (Total Equity + Pension Liabilities) – (Cash and Cash Equivalents). The achievement of each goal will be separately determined as a percentage of target based on fiscal year 2010 results.

In prior years, the performance period was three years.  The performance period for the 2009-2011 PSU Program is two years.  The Compensation Committee of our Board of Directors will determine achievement of performance goals after the end of 2010, based on fiscal year 2010 results.  At that time, the number of shares to be issued to each participant will be fixed and will be subject to a forfeiture restriction until December 31, 2011.

The Compensation Committee has amended the PSU Program and the form of Long-Term Performance Share Program Agreement for the 2009-2011 PSU Program (the “PSU Agreement”) to reflect these changes in the program.  The PSU Program, as amended, and the PSU Agreement, as amended, are filed as Exhibit 10.1 and Exhibit 10.2, respectively, with this Current Report.

3.      Restricted Stock Unit Awards

On March 31, 2009, the Compensation Committee of our Board of Directors awarded restricted stock units (“RSUs”) to certain of our officers, including certain of our NEOs, as part of the long-term incentive compensation program for 2009.  The RSUs will vest in three approximately equal increments beginning on the first anniversary of the date of grant, and will be paid out in shares of our common stock.  The NEOs who received awards were Mr. Byrne, for 40,000 RSUs, and Ms. Harwell, for 13,333 RSUs.   Mr. Driessnack received 13,333 RSUs.

Item 8.01	Other Events.

Our Compensation Committee approved and adopted amendments to the severance plans applicable to our executive officers, including our NEOs, and consolidated them into a single “Corporate Executive Severance Plan.”  None of the amendments materially modified the prior severance plans.  The Corporate Executive Severance Plan is filed as Exhibit 10.3 with this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.1	2008 Long-Term Performance Share Program, as amended
10.2	Long-Term Performance Share Program Agreement, as amended (2009-2011 award period)
10.3	Corporate Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: April 3, 2009	By: /s/ Robert J. Driessnack Robert J. Driessnack Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	2008 Long-Term Performance Share Program, as amended
10.2	Long-Term Performance Share Program Agreement, as amended (2009-2011 award period)
10.3	Corporate Executive Severance Plan